UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):      October 29, 2014

LAKELAND INDUSTRIES, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	0-15535	13-3115216
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

701 Koehler Avenue, Suite 7
Ronkonkoma, New York		11779-7410
(Address of Principal Executive Offices)		(Zip Code)

(631) 981-9700

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On October 29, 2014, Lakeland Industries, Inc. (the “Company”) completed a private placement, pursuant to a Securities Purchase Agreement dated as of October 24, 2014, for the issuance and sale of 1,110,000 shares of its common stock, at a purchase price of $10.00 per share, to a number of institutional and other accredited investors, for gross proceeds of $11,100,000. Proceeds from the private placement, following the payment of offering-related expenses, were used by the Company to fully repay its 12% subordinated term loan (the “Subordinated Debt”) with LKL Investments, LLC (the “Junior Lender”) in the approximate amount of $3.6 million. The balance of the proceeds will be used for working capital and general corporate purposes, including supporting the increased demand for the Company’s safety products due to the EBOLA crisis. Pending such usage, the Company intends to temporarily pay down a portion of its senior revolving credit facility (the “Senior Debt”) with AloStar Bank of Commerce.

Paying off the expensive Subordinated Debt together with temporarily paying down the Senior Debt at 6.25% is expected to be accretive to the Company’s earnings per share by approximately $.04 per share for the fourth fiscal quarter ended January 31, 2015 and $0.16 per share for the fiscal year ended January 31, 2016. The early extinguishment of the Subordinated Debt, however, will result in a one-time pretax NON-CASH charge of approximately $1.6 million for the remaining unamortized original issue discount on the Subordinated Debt and a pretax NON-CASH charge of approximately $0.6 million for the remaining unamortized fees paid at the closing of the June 2013 Subordinated Debt financing. These charges will be included in the Company’s financial results for the third fiscal quarter ended October 31, 2014. The $0.6 million of unamortized fees attributable to the Senior Debt will remain on the Company’s books and continue to be amortized over the remaining term of the Senior Debt through June 2016. The Junior Lender has waived the prepayment penalty.

As previously reported by the Company, in connection with the private placement, the Company entered into a Registration Rights Agreement with the investors pursuant to which it is required to file a registration statement with the Securities and Exchange Commission to register the resale of the shares of common stock sold to the investors within 30 calendar days of the date of such agreement.

At the closing of the private placement, the Company paid Craig-Hallum Capital Partners LLC, the exclusive placement agent for the private placement, a cash fee of $777,000 (equal to 7% of the gross proceeds of the offering) and issued five-year warrants (the “Placement Agent Warrants”) to purchase up to 55,500 shares of the Company’s common stock at an exercise price of $11.00 per share.

A copy of the Placement Agent Warrants is filed herewith as Exhibit 10.1. The foregoing description of the Securities Purchase Agreement, Registration Rights Agreement and Placement Agent Warrants does not purport to be complete and is qualified in its entirety by reference the Company’s Current Report on Form 8-K, including Exhibits thereto, filed on October 24, 2014 and Exhibit 10.1 hereto, which are incorporated by reference herein.

On October 29, 2014, the Company issued a press release announcing the completion of its private placement. A copy of the press release is attached hereto as Exhibit 99.1.

Item 1.02.	Termination of a Material Definitive Agreement.

The information set forth in Item 1.01 of this Form 8-K regarding the Subordinated Debt is incorporated by reference to this item. On October 29, 2014, that certain Loan and Security Agreement, dated as of June 28, 2013, and the related agreements between Company and Junior Lender terminated upon the receipt by Junior Lender of a payoff amount of approximately $3.6 million from the Company.

Item 3.02.	Unregistered Sales of Equity Securities.

The information set forth in Item 1.01 of this Form 8-K is incorporated by reference to this Item.

The issuance of the shares of common stock and Placement Agent Warrants was exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), in reliance upon the exemption from registration contained in Section 4(a)(2) under the Securities Act and Rule 506 of Regulation D promulgated thereunder. These securities may not be offered or sold in the United States in the absence of an effective registration statement or an applicable exemption from the registration requirements under the Securities Act.

Neither this Current Report on Form 8-K nor any Exhibit attached hereto or incorporated by reference herein is an offer to sell or the solicitation of an offer to buy shares of common stock or other securities of the Company.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

4.1	Form of Registration Rights Agreement, dated October 24, 2014, by and among Lakeland Industries, Inc. and the Investors (incorporated by reference to Exhibit 4.1 of the Company’s Current Report on Form 8-K filed on October 24, 2014).

10.1	Warrant to Purchase Common Stock, dated as of October 29, 2014, issued by Lakeland Industries, Inc. to Craig-Hallum Capital Partners LLC.

10.2	Form of Securities Purchase Agreement, dated October 24, 2014, by and among Lakeland Industries, Inc. and the Investors (incorporated by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K filed on October 24, 2014).

99.1	Press Release, dated October 29, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LAKELAND INDUSTRIES, INC.

By:	/s/ Gary Pokrassa
Gary Pokrassa Chief Financial Officer

Date: October 30, 2014